Exhibit 99.1

ViaSat Announces Second Quarter Fiscal Year 2018 Results

—	Quarterly highlights include year-over-year double-digit Government Systems segment operating profit and Adjusted EBITDA growth; continued momentum in in-flight connectivity; and record residential broadband Average Revenue Per User (ARPU)
—	ViaSat announced today a direct service provider contract with JetBlue to provide its next-generation in-flight internet service to JetBlue aircraft
—	ViaSat-2 orbit raising nearly complete; commercial service expected to launch in February 2018
—	ViaSat named ‘Global Operator of the Year’ at Euroconsult’s 14th Annual Awards for Excellence in Satellite Communications

CARLSBAD, Calif., November 8, 2017 – ViaSat Inc. (NASDAQ: VSAT), a global broadband services and technology company, today announced financial results for the fiscal second quarter ended September 30, 2017.

“Results for our second quarter were consistent with the objectives we established for this fiscal year,” said Mark Dankberg, ViaSat chairman and CEO. “Government Systems revenue, operating profit and Adjusted EBITDA growth continued to be very strong, driven by broadband mobility, tactical data links, and information assurance and cyber security. In-flight connectivity investments delivered key milestones with new customers including American Airlines and Qantas that clear the way for rapid growth in airplanes in service in the quarters ahead. We are very pleased that JetBlue has expanded their relationship with us in order to gain coverage with ViaSat-2, and to foster even greater passenger engagement with their award winning Fly-Fi® service. ViaSat-2 orbit raising is almost complete, and we are positioning our services portfolio to reflect its capabilities. Residential ARPU continued to grow to record levels, reflecting strong demand, as we introduced more plans with higher speed and greater bandwidth on our existing satellites.”

Financial Results

(In millions, except per share data)	Q2 FY18	Q2 FY17	Year- Over-Year Change	First 6 Months FY18	First 6 Months FY17	Year- Over-Year Change
Revenues	$393.1	$399.2	(1.5)%	$773.1	$762.3	1.4%
Net (loss) income[1]	$(13.7)	$11.0	*	$(22.7)	$12.9	*
Non-GAAP net income[1]	$5.2	$20.3	(74.2)%	$7.8	$31.6	(75.5)%
Adjusted EBITDA	$61.9	$93.2	(33.5)%	$123.1	$173.4	(29.0)%
Diluted per share net (loss) income[1]	$(0.24)	$0.22	*	$(0.39)	$0.26	*
Non-GAAP diluted per share net income[1]	$0.09	$0.40	(77.5)%	$0.13	$0.63	(79.4)%
Fully diluted weighted average shares[2]	58.2	50.5	15.2%	58.0	50.4	15.2%

New contract awards	$384.8	$586.1	(34.3)%	$826.6	$922.4	(10.4)%
Sales backlog[3]	$1,078.9	$1,091.4	(1.1)%	$1,078.9	$1,091.4	(1.1)%

* Percentage not meaningful.

Segment Results

(In millions)	Q2 FY18	Q2 FY17	Year- Over-Year Change	First 6 Months FY18	First 6 Months FY17	Year- Over-Year Change
Satellite Services
New contract awards	$147.7	$149.2	(1.0)%	$299.0	$291.0	2.8%
Revenues	$147.6	$156.3	(5.6)%	$299.8	$308.7	(2.9)%
Operating profit[4]	$12.6	$32.6	(61.2)%	$31.5	$63.4	(50.4)%
Adjusted EBITDA	$55.4	$73.9	(25.0)%	$117.4	$145.8	(19.5)%

Commercial Networks
New contract awards	$54.5	$51.3	6.1%	$97.1	$114.2	(15.0)%
Revenues	$56.3	$65.5	(14.0)%	$101.5	$131.0	(22.5)%
Operating loss[4]	$(59.4)	$(40.9)	(45.3)%	$(125.5)	$(79.4)	(58.1)%
Adjusted EBITDA	$(45.0)	$(25.6)	(75.5)%	$(95.0)	$(49.8)	(90.7)%

Government Systems
New contract awards	$182.6	$385.6	(52.6)%	$430.5	$517.2	(16.7)%
Revenues	$189.2	$177.4	6.7%	$371.8	$322.6	15.3%
Operating profit[4]	$34.2	$29.0	18.0%	$66.8	$47.0	42.3%
Adjusted EBITDA[5]	$51.5	$44.9	14.6%	$100.7	$77.4	30.0%

1 Attributable to ViaSat, Inc. common stockholders.

2 As the three and six months ended September 30, 2017 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

3 Amounts include certain backlog adjustments due to contract changes and amendments. Backlog does not include contracts with our broadband internet subscribers in our Satellite Services segment, nor does it include anticipated purchase orders and requests for the installation of in-flight broadband systems or future recurring internet services revenues under commercial in-flight internet agreements recorded in our Commercial Networks and Satellite Services segments, respectively.

4 Before corporate and amortization of acquired intangible assets.

5 Government Systems segment Adjusted EBITDA for the three and six months ended September 30, 2016 has been adjusted to exclude $0.3 million of income and approximately $0.1 million of loss, respectively, attributable to noncontrolling interest, net of tax.

Satellite Services

In the second quarter of fiscal year 2018, ViaSat’s Satellite Services segment revenues were essentially flat year-over-year, after exclusion of the prior year benefit of $6.6 million associated with payments under the Space Systems/Loral (SS/L) settlement, which concluded in the fourth quarter of fiscal year 2017. Segment operating profits and Adjusted EBITDA were lower as compared to the prior year period, as a result of increased expenses relating to preparations for the impending ViaSat-2 service launch and a ramp-up in large-scale commercial in-flight connectivity services. Highlights for the quarter include:

•	In preparation for ViaSat-2 service launch, the Company began to trial a number of new service plans including a wide range of unlimited data options.

•	ARPU in the residential business grew 9% year-over-year to a record high of $67.35, reflecting a higher mix of new and existing subscribers choosing premium service plans and value added services, and a slightly higher proportion of retail subscribers. This ARPU increase nearly offset the effects of a decrease in the total number of residential subscribers, as the Company began to de-emphasize older service plans. Total residential subscribers at the close of the second quarter of fiscal 2018 were approximately 589,000.

•	At the close of the second quarter of fiscal year 2018, there were 576 commercial aircraft in service equipped with ViaSat’s in-flight internet system, and we expect to install our system on approximately 830 additional aircraft under existing contracts.

•	Key airline customer highlights:

•	EL AL Israel Airlines selected ViaSat as its in-flight internet partner of choice for its new Boeing 787 Dreamliner aircraft.

•	Announced today, ViaSat and JetBlue expanded their relationship. In the new agreement, ViaSat will serve as the direct in-flight internet service provider to the airline, upgrading JetBlue aircraft to the latest ViaSat hardware, which will provide access to the expanded coverage and capacity of ViaSat’s next-generation ViaSat-2 and ViaSat-3 satellite platforms.

Fiscal-year-to-date, Satellite Services segment revenues, operating profit and Adjusted EBITDA were lower compared to the same period last year. This loss reflected the $13.2 million year-over-year impact to revenues and operating profit due to the completion of payments under the SS/L settlement agreement in the fourth quarter of fiscal year 2017, plus costs associated with the preparation for the ViaSat-2 service launch and strong commercial in-flight connectivity service ramp, both of which are expected to occur in the second half of fiscal year 2018.

Commercial Networks

In the second quarter of fiscal year 2018, ViaSat’s Commercial Networks segment activities continued to be heavily focused on R&D investment in the Company’s ultra-high capacity ViaSat-3 class satellite constellation and in ramping its commercial airline programs, which included new spend for Supplemental Type Certificates (STC) and line-fit programs. This investment activity resulted in a 45% increase in R&D expenses compared to the prior year period. Quarterly revenues were down 14% compared to the same period last year, primarily as a result of lower fixed terminal sales for Australia’s nbn™ satellite broadband service, partially offset by delivery of the first next-generation in-flight connectivity systems in September 2017. Finally, the second quarter of fiscal year 2018 included investments to meet demand for accelerating mobile terminal deliveries. As a result, segment operating losses were higher and Adjusted EBITDA was lower for the second quarter of fiscal year 2018 as compared to the same period last year. Highlights for the quarter include:

•	The ViaSat-2 satellite orbit raising is on schedule, and in-orbit testing and the subsequent on-orbit handover from Boeing are expected to be completed before the end of calendar year 2017.

•	ViaSat completed the Critical Design Review (CDR) milestones for the ViaSat-3 class spacecraft. ViaSat and Boeing are now proceeding with full construction, integration and of testing the first two ViaSat-3 class satellites.

•	Initial next-generation mobile terminals have shipped and have been installed on customer aircraft, marking a major commercial in-flight milestone for the Company.

•	Announced earlier this week, ViaSat signed a €68 million Public Private Partnership between its wholly-owned subsidiary ViaSat Antenna Systems S.A. and the European Space Agency (ESA), to develop and productize key components of the ViaSat-3 class satellite communications system. The partnership is co-funded by ESA with the support of European Union member states, ViaSat and other organizations within the European space and communications industries.

Fiscal-year-to-date, Commercial Networks segment revenues were lower, operating loss was higher and Adjusted EBITDA was lower compared to the same period last year, reflecting the same year-over-year impacts and investment trends seen in the second quarter of fiscal year 2018.

Government Systems

ViaSat’s Government Systems segment revenues for the second quarter of fiscal year 2018 were 7% higher year-over-year, equaling $189.2 million. This growth was achieved in large part due to increased demand for ViaSat’s tactical data link products, government mobility platforms and secure networking products, which all address critical challenges in a rapidly changing macro defense environment. Operating profit increased to $34.2 million, an 18% increase year-over-year, and quarterly Adjusted EBITDA hit a new high of $51.5 million, up 15% compared to the prior year period. Operating profit and revenue growth continue to be driven by strong demand for ViaSat’s unique Non-Developmental Item (NDI) products initiated under Company-funded R&D programs in prior periods, alongside expanding demand for advanced government mobile broadband solutions. Highlights for the quarter include:

•	Fiscal-year-to-date segment contract awards equaled $430.5 million, reflecting a 1.2 to 1 book-to-bill ratio, and a strong segment backlog of $689.0 million, driving total Company backlog to $1.1 billion.

•	ViaSat announced key awards:

•	Royal Canadian Navy deployed ViaSat’s end-to-end Link 16 communications system on its Halifax-class frigates

•	U.S. Government awarded the option for ViaSat to provide global in-flight connectivity services on U.S. Government Senior Leader aircraft

•	Northrop Grumman Australia selected ViaSat to deliver next-generation satellite communications equipment for the Australian Defence Force

•	ViaSat was awarded a new cybersecurity software contract to protect mobile devices at the battlefield’s tactical edge

•	ViaSat achieved the following key milestones:

•	ViaSat received a U.S. Department of Defense AIMS Certification for its VRG-1000 Identification, Friend or Foe (IFF) flight environment generator

•	ViaSat’s Small Tactical Terminal (STT) became the first Link 16 radio to successfully pass live radio frequency testing for the Canadian Army’s Air Space Coordination Centre Modernization Project

On a fiscal-year-to-date basis, ViaSat’s Government Systems segment also reflected record performance, with revenue growth of 15% to $371.8 million year-over-year amidst a competitive defense sector. Record operating profit increased 42% year-over-year to $66.8 million, generating record Adjusted EBITDA of $100.7 million, a 30% increase over the same period last year.

Conference Call

ViaSat will host a conference call to discuss the second quarter of fiscal year 2018 results. Details follow:

DATE/TIME:	Wednesday, November 8, 2017 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:	Available from 8:00 p.m. Eastern Time on Wednesday, November 8 until 11:59 p.m. Eastern Time on Thursday, November 9 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 7478959.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2018 and beyond; satellite construction and launch activities, including the orbit raising, orbital placement, in-orbit testing and entry into service of the ViaSat-2 satellite and the timing thereof; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected completion, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; the development and performance of equipment and hardware for the ViaSat-2 and ViaSat-3 class satellite platforms, the timing thereof and the benefits associated therewith; international expansion plans; the realization of in-flight connectivity investments; and the roll-out, ramp-up and uptake of products and services by, and services offered by, our airline partners as well as our commercial networks and government systems customers. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the failure of the ViaSat-2 satellite to successfully complete orbit raising, orbital placement or in-orbit testing; our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to realize the anticipated benefits of our strategic partnership arrangement with Eutelsat; our ability to successfully develop, introduce and sell new technologies, products and services; the number of purchase orders that are submitted and accepted for the installation of in-flight connectivity systems with respect to aircraft under contract; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About ViaSat

ViaSat, Inc. (NASDAQ: VSAT) keeps the world connected. As a global broadband services and technology company, ViaSat ensures consumers, businesses, governments and military personnel have communications access – anywhere – whether on the ground or in-flight. The Company’s innovations in designing highest-capacity satellites and secure ground infrastructure and terminal technologies coupled with its international network of managed Wi-Fi hotspots enable ViaSat to deliver a best available network that extends the reach and accessibility of broadband internet service, globally. For more information, visit: www.viasat.com, or follow ViaSat on Facebook, Twitter, LinkedIn or YouTube.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2017 ViaSat, Inc. All rights reserved. ViaSat, and the ViaSat logo, are registered trademarks of ViaSat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues:
Product revenues	$181,783	$187,235	$347,901	$347,911
Service revenues	211,291	211,923	425,217	414,377

Total revenues	393,074	399,158	773,118	762,288

Operating expenses:
Cost of product revenues	133,850	136,825	256,495	257,505
Cost of service revenues	135,412	134,241	273,263	261,823
Selling, general and administrative	90,084	77,224	179,257	156,624
Independent research and development	46,268	30,177	91,333	55,354
Amortization of acquired intangible assets	3,320	2,277	6,580	4,790

(Loss) income from operations	(15,860)	18,414	(33,810)	26,192
Interest (expense) income, net	(20)	(4,079)	17	(8,890)
Loss on extinguishment of debt	(10,217)	—	(10,217)	—

(Loss) income before income taxes	(26,097)	14,335	(44,010)	17,302
Benefit from (provision for) income taxes	11,464	(3,596)	20,644	(4,406)
Equity in income of unconsolidated affiliate, net	741	—	228	—

Net (loss) income	(13,892)	10,739	(23,138)	12,896
Less: net (loss) income attributable to noncontrolling interests, net of tax	(203)	(280)	(410)	22

Net (loss) income attributable to ViaSat Inc.	$(13,689)	$11,019	$(22,728)	$12,874

Diluted net (loss) income per share attributable to ViaSat Inc. common stockholders	$(0.24)	$0.22	$(0.39)	$0.26

Diluted common equivalent shares	58,229	50,533	58,039	50,393

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)

	Three months ended		Six months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
GAAP net (loss) income attributable to ViaSat Inc.	$(13,689)	$11,019	$(22,728)	$12,874
Amortization of acquired intangible assets	3,320	2,277	6,580	4,790
Stock-based compensation expense	15,983	12,657	31,490	25,418
Loss on extinguishment of debt	10,217	—	10,217	—
Income tax effect (1)	(10,592)	(5,631)	(17,809)	(11,470)

Non-GAAP net income attributable to ViaSat Inc.	$5,239	$20,322	$7,750	$31,612

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.09	$0.40	$0.13	$0.63

Diluted common equivalent shares	58,229	50,533	58,039	50,393

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended		Six months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
GAAP net (loss) income attributable to ViaSat Inc.	$(13,689)	$11,019	$(22,728)	$12,874
(Benefit from) provision for income taxes	(11,464)	3,596	(20,644)	4,406
Interest expense (income), net	20	4,079	(17)	8,890
Depreciation and amortization	60,874	61,822	124,809	121,820
Stock-based compensation expense	15,983	12,657	31,490	25,418
Loss on extinguishment of debt	10,217	—	10,217	—

Adjusted EBITDA	$61,941	$93,173	$123,127	$173,408

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended September 30, 2017				Three months ended September 30, 2016
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems		Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$12,616	$(59,377)	$34,221	$(12,540)	$32,550	$(40,868)	$29,009		$20,691
Depreciation (2)	35,307	6,729	8,795	50,831	35,908	6,234	8,627		50,769
Stock-based compensation expense	3,816	6,109	6,058	15,983	2,423	5,184	5,050		12,657
Other amortization	2,502	1,573	2,648	6,723	2,986	3,824	1,966		8,776
Equity in income of unconsolidated affiliate, net	741	—	—	741	—	—	—		—
Noncontrolling interests	436	—	(233)	203	—	—	280	(3)	280

Adjusted EBITDA	$55,418	$(44,966)	$51,489	$61,941	$73,867	$(25,626)	$44,932	(3)	$93,173

	Six months ended September 30, 2017				Six months ended September 30, 2016
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems		Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$31,459	$(125,502)	$66,813	$(27,230)	$63,417	$(79,399)	$46,964		$30,982
Depreciation (2)	70,944	13,255	17,460	101,659	71,248	12,026	17,267		100,541
Stock-based compensation expense	7,448	12,080	11,962	31,490	5,231	10,265	9,922		25,418
Other amortization	6,546	5,161	4,863	16,570	5,908	7,280	3,301		16,489
Equity in income of unconsolidated affiliate, net	228	—	—	228	—	—	—		—
Noncontrolling interests	813	—	(403)	410	—	—	(22	)(3)	(22)

Adjusted EBITDA	$117,438	$(95,006)	$100,695	$123,127	$145,804	$(49,828)	$77,432	(3)	$173,408

(2)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.
(3)	Government Systems segment Adjusted EBITDA for the three and six months ended September 30, 2016 has been adjusted to exclude $0.3 million of income and approximately $0.1 million of loss, respectively, attributable to noncontrolling interest, net of tax

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
	September 30, 2017	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$242,708	$130,098
Accounts receivable, net	251,879	263,721
Inventories	181,399	163,201
Prepaid expenses and other current assets	72,389	57,836

Total current assets	748,375	614,856

Property, equipment and satellites, net	1,740,368	1,648,878
Other acquired intangible assets, net	36,796	41,677
Goodwill	120,592	119,876
Other assets	642,090	529,366

Total assets	$3,288,221	$2,954,653

	As of	As of
	September 30, 2017	March 31, 2017
Liabilities and Equity
Current liabilities:
Accounts payable	$101,052	$100,270
Accrued liabilities	207,000	224,959
Current portion of long-term debt	22,945	288

Total current liabilities	330,997	325,517
Senior notes	690,270	575,380
Other long-term debt	306,202	273,103
Other liabilities	112,979	42,722

Total liabilities	1,440,448	1,216,722

Total ViaSat Inc. stockholders’ equity	1,844,841	1,734,618
Noncontrolling interest in subsidiaries	2,932	3,313

Total equity	1,847,773	1,737,931

Total liabilities and equity	$3,288,221	$2,954,653

# # #

ViaSat, Inc. Contacts:

Chris Phillips, Public Relations, 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, 760-476-2633, IR@viasat.com